FOR IMMEDIATE RELEASE

Contacts:
Julie Blunden
SunPower Corporation
408-240-5577

Manny Hernandez
SunPower Corporation
408-240-5560

SunPower Announces Triggering Event for Convertibility of 1.25% Senior Convertible Debentures Due 2027 and 0.75% Senior Convertible Debentures Due 2027

SAN JOSE, Calif., Jan. 22, 2008– SunPower Corporation (Nasdaq: SPWR), a Silicon Valley-based manufacturer of high-efficiency solar cells, solar panels and solar systems, today announced that the last reported sale price of its class A common stock has equaled or exceeded $70.94 and $102.80, which represents 125% of the applicable conversion price for its two outstanding senior convertible debentures, for at least 20 of the last 30 trading days during SunPower’s fourth fiscal quarter ending December 30, 2007.  Accordingly, pursuant to the terms of the applicable indenture governing its $200 million aggregate principal amount of 1.25% senior convertible debentures due 2027 and its $225 million aggregate principal amount of 0.75% senior convertible debentures due 2027, the market price conversion trigger has been satisfied and the debentures could be convertible at the holders’ option during SunPower’s first fiscal quarter ending March 30, 2008.  However, given that the current market value of the debentures substantially exceeds the value holders would receive upon conversion if the class A common stock remains at current levels through the applicable 20 day observation period, SunPower believes that holders may not have a significant economic incentive to convert at this time.

 Pursuant to the terms of the indenture, the principal amount of any debentures surrendered for conversion must be settled in cash.  To the extent that the conversion obligation exceeds the principal amount of any debentures converted, SunPower must satisfy the remaining conversion obligation of the 1.25% senior convertible debentures due 2027 in shares of its class A common stock, and maintains the right to satisfy the remaining conversion obligation of its 0.75% senior convertible debentures due 2027 in shares of its class A common stock or cash.

As a result of the class A common stock price conversion trigger, SunPower will classify the $425 million aggregate principal amount of the debentures as short-term debt on its December 30, 2007 balance sheet. In addition, SunPower will expense approximately $8.2 million and $1.0 million of unamortized debt issuance costs in its fourth fiscal quarter of 2007 and first fiscal quarter of 2008, respectively.  These non-cash charges will be excluded for purposes of SunPower’s non-GAAP net income reporting.  If the class A common stock price conversion test is not met in a subsequent quarter, the debentures may be re-classified as non-current debt as of the end of such quarter.

SunPower’s principal current sources of liquidity are cash on its balance sheet, cash generated by operations and borrowings under its credit facilities.  Based on SunPower's current financial condition, management believes that liquidity from these sources, combined with the potential availability of future sources of funding, including accessing debt and equity markets, will be adequate to fund SunPower’s current and long-term debt obligations, and fund its planned capital expenditures and business plans over the next 12 months.

About SunPower
SunPower Corporation (Nasdaq: SPWR) designs, manufactures and delivers high-performance solar electric systems worldwide for residential, commercial and utility-scale power plant customers.  SunPower high-efficiency solar cells and solar panels generate up to 50 percent more power than conventional solar technologies and have a uniquely attractive, all-black appearance. With headquarters in San Jose, Calif., SunPower has offices in North America, Europe and Asia. For more information, visit www.sunpowercorp.com.  SunPower is a majority-owned subsidiary of Cypress Semiconductor Corp. (NYSE: CY).

FORWARD-LOOKING STATEMENT
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are statements that do not represent historical facts. SunPower uses words and phrases such as “believe” and similar expressions to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, our belief that holders of our senior convertible notes may not have a significant economic incentive to convert at this time because the current market value of the debentures substantially exceeds the value holders would receive upon conversion if the class A common stock remains at current levels through the applicable 20 day observation period, and our belief that the sources of liquidity described above will be sufficient to fund our obligations and operations for the next 12 months.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties, including the volatility of the trading price of SunPower’s class A common stock, the associated market value of the debentures, the individual motivations of particular holders of our debentures, our ability to generate cash from operations and from debt and equity financing sources, and other risks described in SunPower's Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and other filings with the Securities Exchange Commission.    These forward-looking statements should not be relied upon as representing SunPower’s views as of any subsequent date, and SunPower is under no obligation to, and expressly disclaims any responsibility to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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